OMB APPROVAL
                                                     OMB Number:   3235-0167
                                                     Expires:   October 31, 2004
                                                     Estimated average burden
                                                     hours per response ... 1.50

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                    Commission File Number    333-78659
                                                          ----------------------


                             AUTOTRADECENTER, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

       1620 SOUTH STAPLEY DR., SUITE 232, MESA ARIZONA 85204/408-556-6701
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON STOCK
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [ ]           Rule 12h-3(b)(1)(i)  [ ]
          Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]           Rule 12h-3(b)(2)(ii) [ ]
                                             Rule 15d-6           [X]

     Approximate  number  of holders of record as of the certification or notice
date:      165
       -------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 (NAME OF REGISTRANT AS SPECIFED IN CHARTER) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 24, 2003          By:   /s/ ROGER L. BUTTERWICK
     -----------------------       ---------------------------------------------
                                   Roger L. Butterwick, Chief Executive Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.




                  PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
SEC 2069 (01-02)  DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.